Exhibit 99.3
UNAUDITED PRO FORMA COMBINED
FINANCIAL INFORMATION
     The following unaudited pro forma combined financial information, which is referred to as the pro forma financial information, has been prepared to give effect to the merger of Quanta and InfraSource. The pro forma financial information was prepared using the historical consolidated financial statements of Quanta and InfraSource.
     The unaudited pro forma combined balance sheet as of June 30, 2007 combines the historical consolidated balance sheets of Quanta and InfraSource as of June 30, 2007 and gives effect to the merger as if it occurred on June 30, 2007.
     The unaudited pro forma combined statement of operations for the fiscal year ended December 31, 2006 and for the six months ended June 30, 2007 combines the historical consolidated statements of operations of Quanta and InfraSource and gives effect to the merger as if it occurred on January 1, 2006.
     Upon consummation of the merger on August 30, 2007, holders of shares of InfraSource common stock received 1.223 shares of Quanta common stock for each share of InfraSource common stock.
     The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma financial information necessary to comply with the requirements of the SEC. The merger’s impact on the actual results reported by the combined company in periods following the merger may differ significantly from that reflected in these pro forma financial statements for a number of reasons, including but not limited to, the impact of the incremental costs incurred in integrating the two companies. As a result, the pro forma information is not necessarily indicative of what the combined company’s financial condition or results of operations would have been had the merger been completed on the applicable dates of this pro forma financial information. In addition, the pro forma financial information does not purport to project the future financial condition and results of operations of the combined company.
     Quanta and InfraSource stockholders should read the pro forma financial information in conjunction with Quanta’s and InfraSource’s audited historical consolidated financial statements, accompanying footnotes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Quanta’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007 and Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as well as any subsequently filed reports, and InfraSource’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007 and Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended by Form 10-K/A.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

	June 30, 2007
			Pro Forma		Pro Forma
	Quanta	InfraSource	Adjustments		Combined
	(In thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$405,792	$18,868	$(60,098	)(b)	$364,562
Accounts receivable, net	474,171	144,359	52,028	(c)	670,558
Costs and estimated earnings in excess of billings on uncompleted contracts	49,788	76,397	(52,028	)(c)	74,157
Inventories	23,394	4,421	—		27,815
Prepaid expenses and other current assets	33,860	19,090	—		52,950

Total current assets	987,005	263,135	(60,098)		1,190,042
Property and equipment, net	293,713	176,183	18,601	(a)	488,497
Accounts and notes receivable, net	6,376	—	—		6,376
Other assets, net	33,821	5,262	—		39,083
Other intangible assets, net	7,808	747	164,453	(a)(g)	173,008
Goodwill	353,707	147,276	815,497	(a)	1,316,480

Total assets	$1,682,430	$592,603	$938,453		$3,213,486

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$33,380	$10,055	$(10,055	)(b)	$33,380
Accounts payable and accrued expenses	220,339	126,264	32,180	(a)(c)	378,783
Billings in excess of costs and estimated earnings on uncompleted contracts	24,485	20,977	(4,049	)(c)	41,413

Total current liabilities	278,204	157,296	18,076		453,576
Long-term debt, net of current maturities	—	50,043	(50,043	)(b)	—
Convertible subordinated notes	413,750	—	—		413,750
Deferred income taxes and other non-current liabilities	181,665	24,344	57,030	(a)	263,039

Total liabilities	873,619	231,683	25,063		1,130,365

Commitments and Contingencies
Stockholders’ Equity:
Common stock	—	41	(40	)(a)	1
Limited vote common stock	—	—	—		—
Additional paid-in capital	1,132,846	301,727	972,582	(a)	2,407,155
Accumulated (deficit) earnings	(297,098)	59,289	(59,289	)(a)	(297,098)
Treasury stock	(26,937)	(137)	137	(a)	(26,937)

Total stockholders’ equity	808,811	360,920	913,390		2,083,121

Total liabilities and stockholders’ equity	$1,682,430	$592,603	$938,453		$3,213,486

See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

	Year Ended December 31, 2006
			Pro Forma		Pro Forma
	Quanta	InfraSource	Adjustments		Combined
	(In thousands, except for per share information)
Revenues	$2,131,038	$992,305	$—		$3,123,343
Cost of services (including depreciation)	1,815,222	846,646	(10,625	)(d)	2,651,243

Gross profit	315,816	145,659	10,625		472,100
Selling, general and administrative expenses	182,639	96,287	718	(e)	281,647
			2,003	(f)
Amortization of intangible assets	363	1,004	37,324	(g)	38,691
Goodwill impairment	56,812	—	—		56,812

Income (loss) from operations	76,002	48,368	(29,420)		94,950
Other income (expense):
Interest expense and write-off of deferred financing costs	(26,823)	(11,204)	11,204	(h)	(26,823)
Interest income	13,924	953	(3,433	)(i)	11,444
Gain on early extinguishment of debt, net	1,598	—	—		1,598
Other, net	425	4,144	—		4,569

Income (loss) before income tax provision (benefit)	65,126	42,261	(21,649)		85,738
Provision (benefit) for income taxes	47,643	16,391	(8,443	)(j)	55,591

Income (loss) from continuing operations	$17,483	$25,870	$(13,206)		$30,147

Earnings (loss) per share from continuing operations:
Basic earnings (loss) per share	$0.15	$0.65			$0.18

Diluted earnings (loss) per share	$0.15	$0.64			$0.18

Shares used in computing earnings (loss) per share:
Basic	117,027	39,757	8,866	(l)	165,650

Diluted	117,863	40,364	9,001	(l)	167,228

See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

	Six Months Ended June 30, 2007
			Pro Forma		Pro Forma
	Quanta	InfraSource	Adjustments		Combined
	(In thousands, except for per share information)
Revenues	$1,132,480	$443,376	$—		$1,575,856
Cost of services (including depreciation)	968,405	375,940	(3,178	)(d)	1,341,167

Gross profit	164,075	67,436	3,178		234,689
Selling, general and administrative expenses	96,542	50,382	198	(e)	147,536
			414	(f)
Amortization of intangible assets	1,464	153	13,202	(g)	14,819
Merger related costs	—	4,057	(4,057	)(k)	—

Income (loss) from operations	66,069	12,844	(6,579)		72,334
Other income (expense):
Interest expense	(11,096)	(2,093)	2,093	(h)	(11,096)
Interest income	9,952	472	(1,456	)(i)	8,968
Other, net	111	2,187	—		2,298

Income (loss) before income tax provision (benefit)	65,036	13,410	(5,942)		72,504
Provision (benefit) for income taxes	11,966	5,240	(2,317	)(j)	14,889

Income (loss) from continuing operations	$53,070	$8,170	$(3,625)		$57,615

Earnings (loss) per share from continuing operations:
Basic earnings (loss) per share	$0.45	$0.20			$0.34

Diluted earnings (loss) per share	$0.40	$0.20			$0.32

Shares used in computing earnings (loss) per share:
Basic	118,306	40,434	9,017	(l)	167,757

Diluted	149,736	41,014	9,148	(l)	199,896

See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA COMBINED
FINANCIAL STATEMENTS
(In thousands, except for per share amounts and exchange ratio)
Note 1 — Basis of Presentation
     The unaudited pro forma combined balance sheet as of June 30, 2007 combines the historical consolidated balance sheets of Quanta Services, Inc. (Quanta) and InfraSource Services, Inc. (InfraSource) as of June 30, 2007 and gives effect to the merger as if it occurred on June 30, 2007. The unaudited pro forma combined statements of operations for the fiscal year ended December 31, 2006 and for the six months ended June 30, 2007 combine the historical consolidated statements of operations of Quanta and InfraSource and give effect to the merger as if it occurred on January 1, 2006.
     The unaudited pro forma combined financial statements, which are referred to as pro forma financial statements, are based on the historical financial statements of Quanta and InfraSource and give effect to the merger between Quanta and InfraSource under the purchase method of accounting. As a result, the pro forma financial statements are based on assumptions and adjustments, including assumptions relating to the allocation of the consideration paid to the assets acquired and liabilities assumed from InfraSource based on preliminary estimates of fair value. The final purchase price allocation may differ from that reflected in the pro forma financial statements after valuation procedures are performed and amounts are finalized.
     The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma financial statements for illustrative purposes. The merger’s impact on the actual results reported by the combined company in periods following the merger may differ significantly from that reflected in these pro forma financial statements. These pro forma financial statements do not give effect to any potential cost savings or operating synergies that Quanta and InfraSource expect to result from the merger, nor do they give effect to any potential costs to be incurred in integrating the two companies.
Note 2 — Unaudited Pro Forma Adjustments
     The purchase price allocation included in the pro forma financial statements is preliminary and is based on information that was available to management of Quanta and InfraSource at the time the pro forma financial statements were prepared. Accordingly, the purchase price allocation will change and the impact of such changes could be material. Management has not yet had the opportunity to complete its assessment of the fair values of the assets acquired and liabilities assumed. Accordingly, the allocation will change as additional information becomes available and is assessed by Quanta, and the impact of such changes may be material. In particular, estimates to complete for ongoing lump-sum projects that incorporate Quanta’s assessment of progress towards completion, as well as the values and estimated lives for property and equipment and intangible assets, are preliminary and subject to material change based on the results of the final evaluations. Certain adjustments have been made to the historical InfraSource balance sheet and statement of operations to conform to Quanta’s accounting policies. The following summarizes the adjustments made to derive the pro forma financial statements.
     Unaudited Pro Forma Combined Balance Sheet
     (a) Purchase price: For each share of InfraSource common stock outstanding, InfraSource stockholders received 1.223 shares of Quanta common stock (together with cash in lieu of fractional shares). Additionally, Quanta issued replacement stock options under a formula whereby each InfraSource optionee received options to purchase 1.223 shares of Quanta common stock for each underlying option to purchase shares of InfraSource common stock.
     For purposes of the pro forma combined balance sheet included in this Report on Form 8-K/A, the pro forma purchase price paid to InfraSource stockholders is based on the number of shares of InfraSource common stock outstanding as of June 30, 2007, the date of the balance sheet under which the merger is being presented.
     Under the provisions of Statement of Financial Accounting Standards No. 141, Business Combinations, Quanta is treated as the acquiror of InfraSource for accounting purposes. Accordingly, Quanta will allocate the purchase price paid to the fair value of the InfraSource assets acquired and liabilities assumed. The residual amount of the purchase price has been allocated to goodwill. The actual amounts recorded in the final purchase price allocation may differ materially from the pro forma amounts presented herein (in thousands):

Aggregate purchase price of InfraSource common stock(1)	$1,237,497
Accrued transaction costs(2)	28,131

Aggregate consideration	1,265,628
Estimated fair value of the net tangible assets acquired as of June 30, 2007(3)	(231,498)
Intangible assets(4)	(165,200)
Deferred tax liability, net(5)	57,030
Estimated fair value of InfraSource stock options(6)	36,813

Goodwill(7)	962,773
Historical InfraSource goodwill	(147,276)

Pro forma goodwill adjustment	$815,497

(1)	The aggregate purchase price of InfraSource common stock is calculated as follows (in thousands, except ratios and per share information):

Exchange ratio	1.223
InfraSource shares outstanding (June 30, 2007)	41,016
Number of Quanta shares exchanged	50,162
Average closing price per share of Quanta common stock for the five trading days ended March 21, 2007*	$24.67

Total purchase price	$1,237,497

*	For purposes of purchase price accounting, the value of the common shares issued is determined based on the guidance in EITF 99-12 “Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination” (EITF 99-12). EITF 99-12 states that the value of the common stock issued in a business combination should be calculated using the acquirer’s average common stock price a few days before and a few days after the acquisition announcement date, which for Quanta was March 19, 2007. Accordingly, the purchase price is based on the average market price of Quanta’s common stock over the five trading days ended March 21, 2007.

(2)	Represents the estimated transaction costs related to the merger, which primarily include investment banker fees, professional fees and estimated severance costs.

(3)	Represents the estimated fair value of net tangible assets of InfraSource calculated as historical stockholders’ equity less historical goodwill and other intangibles, net. The historical value of InfraSource’s tangible assets and liabilities approximates fair value based upon Quanta’s initial evaluation other than property and equipment. The preliminary assessment of the fair value of the property and equipment acquired from InfraSource indicated an increase in the book value of approximately $18.6 million. Management has begun to gather detailed records and currently anticipates completing a full review of the tangible assets and liabilities acquired prior to December 31, 2007.

(4)	Represents the adjustments to record intangible assets at estimated fair value including customer relationships ($112.1 million) and backlog ($53.1 million). Quanta estimated the fair value of these intangibles using the income approach, specifically the excess earnings method. Quanta’s excess earnings analysis consisted of discounting to present value the projected cash flows attributable to customer relationships and backlog, with assumptions for growth, customer contract renewals, rates of return and other assumptions.

(5)	Represents the net estimated deferred income tax benefit of the acquired intangible assets (other than goodwill).

(6)	Represents the adjustment to the purchase price to record the fair value of the InfraSource stock options based on the acquisition measurement date.
(7)	Goodwill represents the excess of the purchase price over the fair value of the acquired net assets. Quanta anticipates realizing meaningful operational and cost synergies, such as enhancing the combined service offerings, expanding the geographic reach and resource base of the combined company, improving the utilization of personnel and fixed assets, the elimination of duplicate corporate functions, as well as accelerating revenue growth through enhanced cross-selling and marketing opportunities. Quanta believes these opportunities contribute to the recognition of substantial goodwill.
     (b) Represents the assumed repayment of InfraSource’s outstanding indebtedness under its credit facility as of June 30, 2007 of approximately $60.1 million, pursuant to the terms of the merger agreement.
     (c) Certain adjustments have been made to the historical InfraSource balance sheet presentation to conform to Quanta’s accounting policies. Unbilled accounts receivable of $52.0 million have been reclassified to accounts receivable, net and $4.0 million of unearned revenue has been reclassified to accounts payable and accrued expenses.
     Unaudited Pro Forma Combined Statement of Operations
     (d) Represents the adjustment to record the estimated reduction in depreciation expense for the year ended December 31, 2006 and for the six months ended June 30, 2007, as a result of the preliminary review of InfraSource’s property and equipment. The preliminary review indicated that the fair market value of the property and equipment was approximately $18.6 million higher than InfraSource’s book value. In addition, the useful lives and salvage values were increased to be consistent with Quanta’s similar assets. These adjustments generated a net decrease to depreciation expense of $10.6 million and $3.2 million for the year ended December 31, 2006 and for the six months ended June 30, 2007.
     (e) Represents the reclassification of certain items to conform InfraSource’s presentation to Quanta’s accounting policies. (See Note (h) for further explanation).
     (f) Represents the adjustment to record estimated incremental non-cash stock-based compensation expense due to the increase in fair value of the InfraSource stock options and the InfraSource restricted stock based on the acquisition measurement date.
     (g) Represents the adjustment to record estimated incremental amortization expense on identifiable intangible assets over their respective useful lives. The amortization of the intangible assets is based upon the estimated consumption of the economic benefits of each intangible asset or on a straight-line basis if the pattern of economic benefits consumption cannot be reliably estimated. Backlog is amortized utilizing the estimated pattern of the consumption of the economic benefit over the weighted average estimated life of 1.73 years for electrical and telecommunication projects. Customer relationships are amortized on a straight-line basis over the estimated useful life of 15 years. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the unaudited pro forma combined statements of operations do not include goodwill amortization. The pro forma amortization expense associated with the other intangible assets recorded by Quanta for the year ended December 31, 2006, as a result of the acquisition of InfraSource is approximately $38.3 million. InfraSource’s historical amortization expense of $1.0 million for the year ended December 31, 2006, associated with its intangible assets was eliminated as part of this pro forma presentation. The pro forma amortization expense associated with the other intangible assets recorded by Quanta, for the six months ended June 30, 2007, as a result of the acquisition of InfraSource is approximately $13.4 million. InfraSource’s historical amortization expense of $0.2 million for the six months ended June 30, 2007, associated with its other intangible assets, was eliminated as part of this pro forma presentation. Upon completion of the third party valuation of the intangible assets as of the merger date, there exists a possibility that the final fair values of the intangible assets may change from the preliminary estimates and methods used in this pro forma presentation.
     (h) Represents the elimination of the historical InfraSource interest expense of $6.2 million and the elimination of the write-off of deferred financing costs of $4.3 million for the year ended December 31, 2006 and the elimination of the historical InfraSource interest expense of $1.9 million for the six months ended June 30, 2007, as a result of the assumed repayment as of January 1, 2006 and 2007 of InfraSource’s outstanding indebtedness under its credit facility pursuant to the terms of the merger agreement. Also, letter of credit fees of $0.7 million and $0.2 million for the year ended December 31, 2006 and for the six months ended June 30, 2007 have been reclassified to selling, general and administrative expenses to conform to Quanta’s presentation.

     (i) Represents the reduction of Quanta’s historical interest income for the year ended December 31, 2006 and for the six months ended June 30, 2007, as a result of the assumed repayment as of January 1, 2006 and 2007 of InfraSource’s outstanding indebtedness under its credit facility. The interest income reduction was calculated using the weighted average rate of return on Quanta’s taxable investments for the year ended December 31, 2006 and for the six months ended June 30, 2007 multiplied by the estimated amounts required to repay InfraSource’s average outstanding indebtedness under its credit facility of approximately $71.8 million for the year ended December 31, 2006 and $55.6 million for the six months ended June 30, 2007.
     (j) Represents the adjustment to record a tax provision (benefit) on the pro forma combined income adjustments at the estimated incremental statutory income tax rate of the combined company.
     (k) Represents the elimination of InfraSource’s historical merger related costs of $4.1 million for the six months ended June 30, 2007, as these costs are nonrecurring and are directly attributable to the acquisition.
     (l) Reflects the adjustment to convert each share of InfraSource common stock into 1.223 shares of Quanta common stock.
Note 3 — Unaudited Pro Forma Combined Earnings Per Share
     The following table provides the computational data for the unaudited pro forma combined basic and diluted earnings per share for the period presented. Both the basic and diluted weighted average number of shares of InfraSource common stock outstanding have been adjusted to reflect the impact of the merger by applying the 1.223:1 exchange ratio to amounts historically reported by InfraSource (in thousands, except per share data):

	Pro Forma Earnings
	per Share
	For the	For the Six
	Year Ended	Months Ended
	December 31, 2006	June 30, 2007
Unaudited pro forma combined income from continuing operations	$30,147	$57,615
Effect of convertible subordinated notes under the “if converted” method — interest expense addback, net of taxes	—	6,398

Net pro forma combined income from continuing operations for diluted earnings per share	$30,147	$64,013

Weighted average shares outstanding for basic earnings per share	165,650	167,757
Effect of dilutive stock options and restricted stock	1,578	1,487
Effect of convertible subordinated notes under the “if converted” method — weighted convertible share issuable	—	30,652

Weighted average shares, outstanding for diluted earnings per share	167,228	199,896

Pro forma combined basic earnings per share from continuing operations	$0.18	$0.34

Pro forma combined diluted earnings per share from continuing operations	$0.18	$0.32

     The unaudited pro forma combined basic and diluted earnings per share do not purport to be indicative of the actual results that would have been achieved by the combined company for the periods presented or that will be achieved by the combined company in the future.